Exhibit 99.1

China Power Equipment, Inc.
Room 602, 6 floor, Block B, Science & Technology Park of Xi Dian University,
168 Kechuang Road, Hi-tech Industrial Development Zone, Xi’an, Shaanxi, China 710065
Telephone +86-29-8831-0282 • xa-fj@xa-fj.com

China Power Equipment’s New Plant Triples Capacity for Transformer Cores • News release of July 16, 2010, page 1

China Power Equipment’s New Plant Triples Capacity for Transformer Cores

China Power Equipment Reaches New Production Milestone with Annual Capacity of 6,500 Metric Tons for Transformer Cores

XI'AN, China, July 16, 2010 /PRNewswire-Asia-FirstCall/ -- China Power Equipment, Inc. ("China Power Equipment" or “China Power” or the "Company") (OTC Bulletin Board: CPQQ), the manufacturer of a new generation of energy saving electric transformers and transformer cores in the People's Republic of China, today reported that it is now running regular production at its new plant that manufactures amorphous alloy transformer cores. The new plant is located in the new Xi’an Jingwei Industrial Zone in Jingyang near Xi’an.

Mr. Yongxing (Henry) Song, Chairman and Chief Executive Officer of China Power, said, “We have passed all government safety inspections and have completed our pre-production testing of our new production line. As a result, we have started our regular production and are delivering our high-quality amorphous alloy transformer cores to our customers from the new plant.

“Because we have created the optimum balance between industrial automation and hand work, the new plant is yielding high product quality, high production efficiency, and should result in lower production costs per unit.”

“Demand for amorphous alloy transformer products in China continues to increase rapidly as a result of the government’s determination to increase energy efficiency and reduce emissions. Our new plant further qualifies China Power as a reliable high-volume supplier of high-quality amorphous alloy cores. We believe the demand for our additional capacity is real and look forward to higher sales volumes.”

With a total internal capacity of 6,500 metric tons each year, China Power Equipment has become the number 2 amorphous alloy core supplier in the market, measured by the annual production capacity for amorphous alloy transformer cores.

The new plant is a state-of-the-art facility that uses modular programmable logic controller technology, human-machine interface engineering, highly precise mechanical transmission systems, and other advanced technologies. The production phase in which the delicate amorphous alloy strip is cut in an extended sequence of longer and longer precision lengths is highly automated, reliable, and very productive.

China Power Equipment, Inc.
Room 602, 6 floor, Block B, Science & Technology Park of Xi Dian University,
168 Kechuang Road, Hi-tech Industrial Development Zone, Xi’an, Shaanxi, China 710065
Telephone +86-29-8831-0282 • xa-fj@xa-fj.com

China Power Equipment’s New Plant Triples Capacity for Transformer Cores • News release of July 16, 2010, page 2

The dipping phase in core production uses a new automated system that increases production efficiency. A new annealing process for cores that is computer-controlled dramatically reduces the energy consumed in the process and shortens the time required for the annealed cores to cool before they continue down the production line.

The new plant adds 5,000 metric tons of annual capacity for amorphous alloy cores, bringing China Power’s total internal capacity to 6,500 metric tons per year, up 333% from its previous internal capacity of 1,500 metric tons per year. To help fill orders in the last year or so, the Company had used an additional dedicated capacity of 1,000 metric tons that was provided by an associated manufacturer, which China Power may use again, depending on how rapidly the demand increases for amorphous alloy cores.

The Company continues to produce and deliver cores from its original plant in Xi’an and will gradually shift production to the new plant without any interruption in deliveries to its customers.

About China Power Equipment, Inc.

China Power Equipment, Inc., is a U.S. corporation, which through its wholly-owned subsidiary, An Sen (Xi'an) Power Science & Technology Co., Ltd., and its affiliated operating company, Xi'an Amorphous Zhongxi Co., Ltd., designs, manufactures, and distributes amorphous alloy transformer cores and amorphous alloy core electricity transformers in the People's Republic of China. The company currently manufactures 59 different products, primarily amorphous alloy cores and amorphous alloy core transformers.

China is aggressively embracing energy efficiency. China Power Equipment’s products are a new generation of energy-saving electricity transformers that typically step-down voltage from 10,000 volts (used in local electric distribution) to 220 volts (the household voltage in China). As the China Power Equipment cores or transformers operate, they typically use 60 to 70 percent less electricity than older steel-core transformers.

Safe harbor statement

Certain statements in this release concerning our future growth prospects are forward-looking statements, which involve a number of risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.

The risks and uncertainties relating to these statements include, but are not limited to, risks and uncertainties regarding the success of our investments, risks and uncertainties regarding fluctuations in earnings, our ability to sustain our previous levels of profitability including on account of our ability to manage growth, intense competition, wage increases in China, our ability to attract and retain highly skilled professionals, time and cost overruns on fixed-price, fixed-time frame contracts, client concentration, our ability to successfully complete and integrate potential acquisitions, withdrawal of governmental fiscal incentives, political instability and regional conflicts, and legal restrictions on raising capital or acquiring companies outside China.

China Power Equipment, Inc.
Room 602, 6 floor, Block B, Science & Technology Park of Xi Dian University,
168 Kechuang Road, Hi-tech Industrial Development Zone, Xi’an, Shaanxi, China 710065
Telephone +86-29-8831-0282 • xa-fj@xa-fj.com

China Power Equipment’s New Plant Triples Capacity for Transformer Cores • News release of July 16, 2010, page 3

Additional risks that could affect our future results are described in our filings with United States Securities and Exchange Commission. These filings are available at www.sec.gov and at our website at www.chinapower-equipment.com.

We may, from time to time, make additional written and oral forward-looking statements, including statements contained in our filings with the Securities and Exchange Commission and our reports to shareholders. We do not undertake any obligation to update any forward-looking statement that may be made from time to time by or on our behalf except as required by law.

For more information about China Power Equipment, please visit our website at http://www.chinapower-equipment.com.

For additional information, please contact:

China Power Equipment, Inc.
Telephone: +1-646-623-6999 in the USA
Email: xa-fj@xa-fj.com

or

Christensen

Mr. Yuanyuan Chen (English and Chinese)
Mobile: +86-139-2337-7882 in Beijing
Email: ychen@christensenir.com

Mr. Tom Myers (English)
Mobile: +86-139-1141-3520 in Beijing
Email: tmyers@christensenir.com

China Power Equipment, Inc.
Room 602, 6 floor, Block B, Science & Technology Park of Xi Dian University,
168 Kechuang Road, Hi-tech Industrial Development Zone, Xi’an, Shaanxi, China 710065
Telephone +86-29-8831-0282 • xa-fj@xa-fj.com

China Power Equipment’s New Plant Triples Capacity for Transformer Cores • News release of July 16, 2010, page 4

Ms. Kathy Li (English and Chinese)
Telephone: +1-212-618-1978 in the USA
Email: kli@christensenir.com

SOURCE China Power Equipment, Inc.
www.chinapower-equipment.com